FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	8/09/12
Settle Date	8/28/12
Security Name	NYC TFA SER B 5% 11/1/2024
CUSIP	64971QXP3
Price	123.753
Transaction Value	$9,281,475
Class Size	$512,295,000
% of Offering	1.464%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Goldman, Sachs & Co.
Underwriting Members: (5)	J.P. Morgan
Underwriting Members: (6)	Morgan Stanley
Underwriting Members: (7)	Cabrera Capital Markets, Inc.
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Jackson Securities
Underwriting Members: (10)	Jefferies
Underwriting Members: (11)	Loop Capital Markets, LLC
Underwriting Members: (12)	M.R. Beal & Company
Underwriting Members: (13)	Ramirez & Co., Inc
Underwriting Members: (14)	Rice Financial Products Company
Underwriting Members: (15)	Roosevelt and Cross Incorprated
Underwriting Members: (16)	Siebert Brandford Shank & Co.,LLC
Underwriting Members: (17)	Wells Fargo Bank, N.A.
Underwriting Members: (18)	Oppenheimer & Co., Inc.
Underwriting Members: (19)	Raymond James Morgan Keegan
Underwriting Members: (20)	RBC Capital Markets
Underwriting Members: (21)	Southwest Securities, Inc.
Underwriting Members: (22)	Stifel Nicolaus